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                                                                   Exhibit 10.15


                         SETTLEMENT AND GENERAL RELEASE



                  THIS SETTLEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of the 30th day of January, 1997 by and between Miriam K. Frazer ("Frazer" or the "Employee"), Allegro New Media, Inc., a Delaware corporation ("Allegro" or the "Company"), and Software Publishing Corporation, a Delaware corporation ("SPC") (collectively, the "Parties"). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and that such terms are final and binding.

                  WHEREAS, Frazer has been employed by Allegro and SPC as Chief Financial Officer and has been a member of Allegro's Board of Directors; and

                  WHEREAS, Allegro and SPC accept Frazer's resignation as an employee and officer and Allegro accepts Frazer's resignation from Allegro's Board of Directors; and

                  WHEREAS, the Parties now desire to settle fully and finally all claims Frazer may have against Allegro and that Allegro may have against Frazer and others released herein, including, but not limited to, any matters arising out of Frazer's employment with Allegro and her separation therefrom;

                  NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

                  1. Non-Admission of Liability or Wrongdoing.

                  This Agreement shall not be construed in any way as an admission by Allegro or Frazer that either has acted wrongfully with respect to each other or any other person or that either has any rights whatsoever against the other.

                  2. Resignation.

                  Frazer hereby resigns as a director, officer and employee of Allegro and as an officer and employee of SPC. Frazer agrees to assist the Company and SPC in such manner as the Company and SPC may reasonably request with respect to matters in which she was involved during her employment by the Company or SPC, during the period ending not earlier than June 1, 1997. Frazer agrees to return to the Company or SPC all assets, equipment or other items which are owned by the Company or SPC not later than February 10, 1997.

                  3. Consideration to Frazer.

                  (a) On the eighth day after the execution and delivery of this
Agreement: (i) Allegro shall pay to Frazer an amount equal to ONE HUNDRED FORTY THOUSAND DOLLARS and 00/100 ($140,000);

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                           (ii) Allegro shall pay to Frazer an amount equal to
$13,462 in respect of accrued vacation; and

                           (iii) Allegro shall pay to Frazer an amount equal to
$8,334 on each of February 6, March 1, April 1, and May 1, 1997.

                  (b) Subject to the terms of the Stock Option Plans pursuant to which such stock options were granted, all incentive stock options granted to Frazer by Allegro or SPC shall be exercisable for a period of three (3) months from and after the date hereof to the extent otherwise exercisable, and thereafter shall terminate. Subject to the terms of the Stock Option Plans pursuant to which such stock options were granted and applicable law, the Company and SPC and Frazer shall treat all incentive stock options granted to Frazer by Allegro or SPC as non-qualified options, and any such non-qualified options shall be exerciseable for the period set forth in clause (c) below.

                  (c) Subject to the terms of the Stock Option Plans pursuant to which such stock options were granted, all non-qualified stock options granted to Frazer by Allegro or SPC shall be exercisable for a period of six (6) months from and after the date hereof to the extent otherwise exercisable, and thereafter shall terminate.

                  4. Complete Release.

                  (a) As a material inducement to Allegro to enter into this Agreement, Frazer hereby waives, releases and discharges Allegro and SPC, their respective officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that Frazer has asserted, now asserts or could have asserted. This includes, but is not limited to, claims arising under Federal, State or local laws prohibiting employment or other discrimination or claims growing out of any legal restrictions on the Company's rights to terminate its employees, including without limitation any claim arising under Title VII of the United States Code. It is expressly understood by Frazer that among the various rights and claims being waived by her in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.) and any and all rights Frazer may have pursuant to the Employment Agreement dated October 1, 1996 between Frazer and Allegro and pursuant to the Management Continuity Agreement dated February 18, 1994 between Frazer and SPC.

                  (b) As a material inducement to Frazer to enter into this Agreement, each of Allegro and SPC hereby irrevocably and unconditionally waive, release and discharge Frazer, her agents and attorneys, successors and assigns from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in

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equity, whether founded upon contract (expressed or implied, tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof arising out of her employment and resignation therefrom or the termination thereof, including, but not limited to, any claim that Allegro or SPC has asserted, now asserts or could have asserted, so long as such action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, demands or obligations of any other nature do not arise out of or relate to any willful misconduct, negligence or fraud committed by Frazer.

                  (c) It is understood and agreed by all parties hereto that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. Each of the parties hereto expressly accepts and assumes the risk of the facts and assumptions to be so different, and the parties hereto agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

                  5. Acknowledgments.

                  Frazer acknowledges that:

                  (a) She has had a full twenty-one (21) days within which to consider this Agreement before executing it;

                  (b) She has carefully read and fully understands all of the provisions of this Agreement;

                  (c) She is, through this Agreement, releasing the Company, SPC and their affiliates from any and all claims she may have against any of them;

                  (d) She knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

                  (e) She knowingly and voluntarily intends to be legally bound by the same;

                  (f) She was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of her choice prior to executing this Agreement;

                  (g) She has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

                  (h) She understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621 et seq.) that may arise after the date of this Agreement is executed are not waived.

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                  6. Non-Disclosure.

                  Frazer shall not disclose or deliver to any other party certain trade secrets or confidential or proprietary information gained through employment with Allegro or SPC. This includes, but is not limited to, proprietary technologies, software programs and tools, financial information, business plans, systems files, algorithms, file structures, customer lists, supplier lists, internal program structures, options, documentation and data developed by Allegro or SPC or any subsidiary or division thereof. Frazer agrees that any breach of this Section 6 will cause Allegro and SPC substantial and irreparable damages that would not be quantifiable and therefore, in the event of any such breach, in addition to other remedies that may be available, Allegro and SPC and Frazer shall have the right to seek specific performance and other injunctive and equitable relief.

                  7. Non-Disparagement.

                  Allegro and Frazer mutually agree not to publish, communicate or disseminate any negative information as regards each other, or to make public any information regarding this Agreement to the media, suppliers, vendors and other industry participants, or in any way to any other person, except that they may disclose its contents to their respective financial advisors, accountants and attorneys and as required by law.

                  8. No Representations.

                  The Parties represent that in signing this Agreement, they do not rely on nor have they relied on any representation or statement not specifically set forth in this Agreement by any of the releasees or by any of the releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

                  9. Successors.

                  This Agreement shall be binding upon and inure to the benefit of Allegro, SPC and Frazer and their respective administrators, representatives, executors, successors and assigns.

                  10. Governing Law.

                  This agreement is made and entered into in this State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California.

                  11. Arbitration.

                  (a) Any dispute arising between the Parties, including but not limited to those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in San Jose, California, before an experienced employment arbitrator and selected in accordance with the rules of the American Arbitration Association labor tribunal. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses

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and any other expenses connected with presenting their claim. Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties.

                  (b) Should either party to this Agreement hereafter institute any legal action or administrative proceedings against the other with respect to any claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

                  12. Proper Construction.

                  (a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties;

                  (b) As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires;

                  (c) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

                  13. Severability.

                  Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not be a part of this Agreement.

                  14. Entire Agreement.

                  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. All other contracts, agreements or understandings between Frazer and Allegro and SPC are null and void.

                  15. Counterparts.

                  This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.



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                  PLEASE READ CAREFULLY.  THIS SETTLEMENT AND GENERAL RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:  San Jose, California                   Dated:  San Jose, California
        January 30, 1997                               January 30, 1997

ALLEGRO NEW MEDIA, INC.

By: /s/ Barry A. Cinnamon                      /s/ Miriam Frazer
    --------------------------------           -------------------------------
    Name:  Barry A. Cinnamon                   Miriam Frazer
    Title: Chief Executive Officer

SOFTWARE PUBLISHING CORPORATION

By: /s/ Barry A. Cinnamon
    --------------------------------
    Name:  Barry A. Cinnamon
    Title: Chief Executive Officer


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